Exhibit 99.1

Allied Nevada Announces Third Quarter 2007 Financial Results

November 09, 2007 Reno, Nevada—Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”; AMEX and TSX “ANV”) today announced third quarter 2007 financial results. Allied Nevada is a newly independent company that commenced operations on May 10, 2007, upon the closing of the transactions pursuant to the terms of an Arrangement as described in the Company’s regulatory filings. From its incorporation in 2006 until May 10, 2007, Allied Nevada had been a wholly-owned subsidiary of Vista Gold Corp. (“Vista”). For the quarter ended September 30, 2007, which was its first complete quarter of operations, the Company reported a consolidated net loss of $ 3.4 million ($0.08 per share), compared with a consolidated net loss of $0.9 million for the third quarter of 2006. The Company also reported a cash and cash equivalents balance of $21.8 million as of September 30, 2007. The increased net loss for the quarter related to increased exploration costs at its Hycroft Mine and to the additional general and administrative costs incurred in 2007 when compared to the general and administrative costs allocated to the Company by Vista in 2006.

“During Allied Nevada’s first complete quarter of operations, we advanced a number of programs that we anticipate will provide future benefits. During the quarter, we started drilling at the Hycroft Mine and are pleased with the initial results of this program. On September 11, 2007, Allied Nevada’s Board of Directors approved the reopening of the Hycroft Mine with production planned to begin in late 2008. In July, we completed a private placement that has provided the funding necessary to commence work on these two programs. When you consider these programs and the recent increases in gold prices, we believe that the Company is well positioned to become the next growth story in the gold sector,” said Scott Caldwell, President and Chief Executive Officer of Allied Nevada.

The following discussion points represent a summary of the significant financial results for the quarter. The Company recommends that these summaries be read in conjunction with the Company’s quarterly financial results for the third quarter of 2007 as reported in the Company’s Quarterly Report on Form 10-Q as filed with the SEC on November 9, 2007.

Exploration, property evaluation and holding costs

Exploration, property evaluation and holding costs increased to $1,742,000 during the three-month period ended September 30, 2007, as compared with $607,000 for the same period in 2006. The increase in these expenses is attributed to exploration expenditures at the Hycroft Mine, additional expenditures required in connection with administration and management of the Company’s exploration properties, and increased care and maintenance expenditures at the Hycroft Mine to maintain the plant in operating condition in anticipation of the reopening of the mine.

At the Company’s Hycroft Mine, the exploration related activities during the quarter included:

•

Eight drill holes were completed for a total of 7,440 feet drilled. The holes encountered sulfide mineralization, and partial assays were obtained from an independent assay lab. Additional surface mineral samples were collected and assayed, geologic field work utilizing gravimetric and induced polarization techniques were employed, and geological mapping and aerial survey mapping were completed during the quarter.

•

On September 11, 2007, the Board of Directors approved the reactivation of the Hycroft Mine. The Hycroft reactivation project involves reopening the Brimstone oxide open pit mine which had been in production from 1994 until 1998 when the entire Hycroft Mine was closed and put on care and maintenance due to low gold prices. Once reactivated, the Brimstone Mine is expected to produce 375,000 ounces of gold over the next five years. Reflecting the good condition of the facilities at Hycroft, the capital cost required to attain this production is expected to be approximately $27 million, of which $21 million will be spent on pre-stripping and leach pad construction. In addition to the capital expenditures required to reopen the mine, the recommissioning program will require Allied Nevada to fund additional working capital and reclamation bonding of approximately $14 million. Virtually all of the capital funds will be spent in 2008 with a target of achieving production in the fourth quarter of 2008. The critical constraints to achieve the gold production schedule include the timing of reclamation bond approval, the availability of a mining contractor to complete the pre-stripping, and the availability of a contractor to construct the leach pad. Allied Nevada has scheduled these activities to begin 2008. The Company plans to utilize outside funding sources to provide the necessary capital required to re-open the Hycroft Mine and is evaluating potential financing alternatives for the project. Current cash expenditures for the project are being provided from Allied Nevada’s funds.

“Allied Nevada is excited about the prospect of reopening the Brimstone pit and to continue exploration of the sulfide mineralization identified at the property,” said Mr. Caldwell. “We anticipate that these programs will allow us to start near-term gold production which will contribute to the financial requirements to explore the sulfide targets at Hycroft.”

Corporate administration and investor relations

Corporate administration and investor relations costs increased to $1,819 during the third quarter of 2007, compared to $395 for the same period in 2006. The increase of $1,424 for the quarter can be attributed to increased stock market listing fees, increased stock-based compensation expense, and the fundamental change in the corporate structure of the Company when compared to 2006.

From its incorporation in 2006 until May 10, 2007, the Company was a wholly-owned subsidiary of Vista. Since May 10, 2007, the Company has been operating as an independent company with its common shares trading on the American and Toronto Stock Exchanges. The Company incurred higher direct spending during the quarter than the proportion of Vista’s expenses that was allocated to the Company in the 2006 period under the continuity of interests method of accounting. Under the continuity of interests method of accounting, Allied Nevada’s financial results for periods prior to May 10, 2007 represent Vista’s direct spending on the Nevada assets that Vista subsequently transferred to Allied Nevada pursuant to the Arrangement, as well as a portion of Vista’s general and administrative expenses allocated based on relative mineral interest carrying values.

Private placement

On July 16, 2007, the Company completed a private placement financing in which the Company sold and issued a total of 3,696,000 units for total gross proceeds of CDN$17.0 million, or approximately $16.3 million based on the U.S./Canadian dollar exchange rate on the closing date. Net cash proceeds to Allied Nevada were approximately $15.5 million. Each unit consisted of one share of common stock and one common share purchase warrant. Each warrant will entitle the holder thereof to acquire one share of common stock of Allied Nevada for a period of two years from closing at a price of CDN$5.75 per share.

The warrants have a provision for accelerating their expiry date as follows: if the closing price of Allied Nevada’s common stock exceeds CDN$11.50 for twenty (20) consecutive trading days at any time on the Toronto Stock Exchange, the Company may, by written notice to the warrant holders, accelerate the expiry time of the warrants to the date which is thirty (30) days from delivery of such notice, following which the warrants will be cancelled.

In connection with the private placement financing, Allied Nevada issued as a finder’s fee 114,850 warrants, each such warrant exercisable for one unit for a period of two years from closing at an exercise price of CDN$4.60. The Company also paid aggregate cash finders’ fees of $612.

Cash and Cash Equivalents

On September 30, 2007, Allied Nevada had cash and cash equivalents of $21.8 million. Excess funds are invested in short-term U.S. government securities, and the Company has no investments in asset-backed commercial paper.

Outlook

The Company intends to aggressively evaluate the mineral potential of several of the land positions in its portfolio during the remainder of 2007. These activities include but are not limited to the following:

•	Continue geophysics and induced polarization work in and around the Hycroft Mine in order to identify future exploration targets.

•

Continue exploration drilling programs designed to evaluate the sulfide and oxide mineral potential in and around the existing Hycroft Mine and infrastructure. A 70-hole, drill program has been permitted and is being aggressively pursued with three drill rigs, with a fourth possibly to be added in the fourth quarter.

•	Conduct initial exploration field work to prioritize properties from highest to lowest geologic potential based upon management’s interpretation of the property’s geologic potential.

•	Gain an understanding of the Company’s various joint venture business partners’ work programs and assessments on those properties that have been optioned to others.

•	Continue to expand infrastructure required to operate as a publicly-traded company.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws) that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding plans for reactivation of the

Hycroft Mine including anticipated scheduling and production estimates as well as estimated capital and other costs, technical risks associated with the Hycroft reactivation project, timing of reclamation bond approval, the availability of outside contractors including a mining contractor to complete the pre-strip, and availability of a contractor to construct the leach pad, statements regarding results of exploration drilling and assay programs currently underway at Hycroft, potential for confirming, upgrading and expanding oxide gold mineralized material at Hycroft, results of evaluation of underlying sulfide mineralization at Hycroft, future gold prices, availability and timing of capital for financing the planned reactivation of the Hycroft Mine, anticipated cash flows if production is resumed, estimated completion dates, estimated exploration expenditures, operations, current working capital, cash operating costs, and other statements that are not historical facts. The words “estimate,” “plan,” “anticipate,” “expect,” “intend,” “believe,” “target,” “budget,” “may,” “schedule,” and similar words or expressions identify forward-looking statements. These statements involve known and unknown risks, uncertainties, assumptions and other factors which may cause our actual results, performance or achievements, including anticipated scheduling and production estimates in connection with our proposed reactivation of the Hycroft Mine, to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements are based on current expectations. The anticipated timing and cost of reactivation of the Hycroft Mine as well as the expected production from the mine are based on the following assumptions: Capital cost estimates are based on current cost estimates (July 2007) of construction and mining costs. These estimates were developed by independent consultants and Allied Nevada personnel. Production estimates are based upon the actual gold recovery achieved on Brimstone ores. Although the Company’s management believes that its expectations are based on reasonable assumptions, the Company can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks relating to Allied Nevada’s status as a newly formed independent company and its lack of operating history; risks relating to the planned reactivation of the Hycroft Mine including risks of delays in receipt of reclamation bond approval, risks of shortages of equipment or supplies and risks of inability to achieve anticipated production volume or manage cost increases; risks that Allied Nevada’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; availability of outside contractors in connection with Hycroft and other activities; and availability and timing of capital for financing the planned reactivation of the Hycroft Mine including uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise except as may be required under applicable securities laws.

For further information on Allied Nevada, please contact Scott Caldwell or Hal Kirby at (775) 358-4455 or visit the Allied Nevada website at www.alliednevada.com.

ALLIED NEVADA GOLD CORP. (An Exploration Stage Enterprise)

CONSOLIDATED BALANCE SHEETS

(US dollars in thousands)

	September 30, 2007	December 31, 2006
	(Unaudited)
Assets:
Cash and cash equivalents	$21,764	$7
Accounts receivable	—	102
Supplies inventory	116	97
Prepaids and other	1,070	6

Current assets	22,950	212

Restricted cash	5,518	5,320
Mineral properties	79,173	8,892
Plant and equipment, net	1,019	997
Reclamation premium costs	1,794	1,882

Total assets	$110,454	$17,303

Liabilities:
Accounts payable	$741	$9
Capital lease obligations, current portion	11	10
Accrued liabilities and other	761	143

Current liabilities	1,513	162

Capital lease obligations, noncurrent portion	15	23
Asset retirement obligation and closure costs	4,796	4,663

Total liabilities	6,324	4,848

Shareholders’ Equity:
Parent company’s net investment	—	23,381
Common stock	43	—
Additional paid-in capital	120,489	—
Deficit accumulated during the exploration stage	(16,402)	(10,926)

Total shareholders’ equity	104,130	12,455

Total liabilities and shareholders’ equity	$110,454	$17,303

ALLIED NEVADA GOLD CORP. (An Exploration Stage Enterprise)

CONSOLIDATED STATEMENTS OF LOSS (Unaudited)

(US dollars in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,		Cumulative During Exploration Stage
	2007	2006	2007	2006
Operating expenses:
Property evaluation and holding costs	$1,742	$607	$2,610	$1,403	$10,677
Corporate administration and investor relations	1,819	395	3,364	855	6,264
Depreciation and amortization	62	49	161	150	1,028
Asset retirement obligation and closure costs	89	—	133	—	1,181

Total costs and expenses	3,712	1,051	6,268	2,408	19,150

Other income (expense):
Interest income	321	151	742	332	1,534
Interest expense	4	—	(11)	—	(11)
Gain on disposal of assets	—	—	—	—	45
Gain on currency translation	—	14	—	14	11
Gain on disposal of marketable securities	—	3	61	21	144
Income earned during exploration stage	—	—	—	—	1,025

Total other income	325	168	792	367	2,748

Net loss	$(3,387)	$(883)	$(5,476)	$(2,041)	$(16,402)

Weighted shares outstanding	42,137,941		21,616,152
Basic loss per share	$(0.08)		$(0.25)

ALLIED NEVADA GOLD CORP. (An Exploration Stage Enterprise)

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(US dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,		Cumulative during Exploration Stage
	2007	2006	2007	2006
Cash flows from operating activities:
Net loss for the period	$(3,387)	$(883)	$(5,476)	$(2,041)	$(16,402)

Adjustments to reconcile net loss for the period to net cash used in operating activities:
Depreciation and amortization	62	46	161	143	1,007
Amortization of reclamation premium costs	30	30	89	89	445
Asset retirement obligation and closure costs, net	89	—	133	—	1,181
Gain on disposal of assets	—	—	—	—	(45)
Allocated expenses from Parent company	—	294	86	664	2,697
Stock based compensation	687	—	687	—	687

Change in operating assets and liabilities:
Accounts receivable	232	(172)	102	(235)	179
Supplies inventory	(41)	9	(19)	11	68
Prepaids and other	(815)	2	(1,064)	12	(1,064)
Accounts payable	625	—	731	(21)	638
Accrued liabilities and other	249	76	620	68	620

Net cash used in operating activities	(2,269)	(598)	(3,950)	(1,310)	(9,989)

Cash flows from investing activities:
Restricted cash	(68)	(56)	(198)	(166)	(5,518)
Additions to mineral properties, net of cost recoveries	21	9	237	81	(618)
Acquisition of mineral properties	—	—	(15,000)	—	(20,325)
Additions to plant and equipment	(87)	(1)	(189)	(6)	(1,927)
Proceeds on disposal of plant and equipment	—	—	—	—	212

Net cash used in investing activities	(134)	(48)	(15,150)	(91)	(28,176)

Cash flows from financing activities:
Proceeds on issuance of common stock	16,420	—	41,420	—	41,420
Offering costs	(786)	—	(786)	—	(786)
Intercompany funding from Parent company	—	660	223	1,409	18,659

Net cash provided by financing activities	15,634	660	40,857	1,409	59,293

Net increase in cash and cash equivalents	13,231	14	21,757	8	21,128
Cash and cash equivalents, beginning of period	8,533	4	7	10	636

Cash and cash equivalents, end of period	$21,764	$18	$21,764	$18	$21,764

Supplemental Cash Flow Disclosures:
Cash paid for interest	$—	$—	$11	$—	$11
Cash paid for income taxes	$—	$—	$—	$—	$—

Non-Cash Financing and Investing Activities
Common shares issued for Pescio assets	$—	$—	$55,518	$—	$55,518
Common shares issued for Vista assets	$—	$—	$23,692	$—	$23,692
Warrants issued for services	$182	$—	$182	$—	$182

ALLIED NEVADA GOLD CORP. (An Exploration Stage Enterprise)

Consolidated Statement of Shareholders’ Equity (Unaudited)

(US dollars in thousands)

	Nine Months Ended September 30,		Cumulative During Exploration Stage
	2007	2006
Common share capital
Balance, January 1,	$—	$—	$—
Shares issued to Vista Gold Corp. for acquisition of mineral interests and cash	27	—	27
Shares issued to the Pescios for acquisition of mineral interests	12	—	12
Shares issued in July 16, 2007 private placement	4	—	4
Shares issued under Special Stock Option plan	—	—	—

Balance at the end of the period	43	—	43

Additional paid-in capital
Balance, January 1,	—	—	—
Shares issued to Vista Gold Corp. for acquisition of mineral interests and cash	24,973	—	24,973
Conversion of Vista Gold Corp.’s net investment into common shares	23,692	—	23,692
Shares issued to the Pescios for acquisition of mineral interests	55,506	—	55,506
Shares issued in July 16, 2007 private placement	13,247	—	13,247
Shares issued under Special Stock Option plan	255	—	255
Share issuance costs associated with July 16, 2007 private placement	(968)	—	(968)
Costs related to employee compensation	687	—	687
Warrants issued in July 16, 2007 private placement	2,915	—	2,915
Warrants issued as finders’ fees from July 16, 2007 private placement	182	—	182

Balance at the end of the period	120,489	—	120,489

Parent company’s (Vista Gold Corp.) net investment
Balance, January 1,	23,381	20,099	—
Intercompany funding from parent	311	2,897	23,692
Conversion of Vista Gold Corp.’s net investment into common shares	(23,692)	—	(23,692)

Balance at the end of the period	—	22,996	—

Deficit accumulated during the exploration stage
Balance, January 1,	(10,926)	(8,347)	—
Net loss for the period	(5,476)	(2,041)	(16,402)

Balance at the end of the period	(16,402)	(10,388)	(16,402)

Total shareholders’ equity	$104,130	$12,608	$104,130